Exhibit 99.1

	Fiscal Years Ended (1)
	September 29, 2007	September 30, 2006	September 24, 2005	September 25, 2004	September 27, 2003
	(In thousands, except per share data)
Basic income per common and common equivalent share:
Income before cumulative effect of change in accounting principle	$0.88	$0.29	$0.33	$0.15	$0.04
Cumulative effect of change in accounting principle	—	—	—	—	(0.00)

Net income	$0.88	$0.29	$0.33	$0.15	$0.04

Diluted income per common and common equivalent share :
Income before cumulative effect of change in accounting principle	$0.86	$0.28	$0.31	$0.14	$0.04
Cumulative effect of change in accounting principle	—	—	—	—	(0.00)

Net income	$0.86	$0.28	$0.31	$0.14	$0.04

Weighted average number of common shares outstanding:
Basic	106,873	93,024	85,648	81,031	78,517

Diluted	109,669	97,240	90,252	85,186	80,521

(1)	All share and per share data have been retroactively restated to reflect the 2-for-1 stock splits effected on April 2, 2008 and November 30, 2005.